Computation of Earnings Per Share
                                   (Unaudited)

                                                                   Three Months Ended                  Nine Months Ended
                                                             -----------------------------       -----------------------------
                                                               Dec. 31,          Dec. 31,          Dec. 31,          Dec. 31,
                                                                1997              1996              1997               1996
                                                             -----------       -----------       -----------       -----------
Net loss                                                     $(1,556,253)      $(2,046,936)      $(3,512,057)      $(5,199,487)
Less recognition of beneficial conversion
  feature of preferred stock                                    (926,282)               --          (926,282)               --
                                                             -----------       -----------       -----------       -----------
Net loss available to common stockholders                    $(2,482,535)      $ 2,046,936)      $(4,438,339)      $(5,199,487)
                                                             ===========       ===========       ===========       ===========
Weighted-average shares used in computing net
  loss per common share                                        7,562,500         7,562,500         7,562,500         7.562,500
                                                             ===========       ===========       ===========       ===========
Net loss per common share                                    $      (.33)      $      (.27)      $      (.59)      $      (.73)
                                                             ===========       ===========       ===========       ===========